Exhibit 4.22

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Financial Lease Contract

Contract number: ZYD-202309-03756-001-RZ

Lessor: Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.	Leasee: Sunrise (Guizhou) New Energy Materials Co., Ltd.
Address: No. 93, Xiangyu Road, Xiamen Area, China (Fujian) Pilot Free Trade Zone, Xiamen National Unit A-6, 4th Floor, Building C, International Shipping Center Mailing address: 12th floor, Building A, International Trade Center, No. 4686-4688, Xianyue Road, Huli District, Xiamen City, Fujian Province Legal representative: Wan Jinfeng Contact information: 0592-2360236 Email: itgflfw@itgcapital.com.cn	Residence: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue) Mailing address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue) Legal representative: Du Huiyu Contact information: 13701853546 Email: luwy8949126@163.com

According to the provisions of the "Civil Code of the People's Republic of China", the lessor and the lessee signed a "Lease Sale Contract". The lessee will sell the equipment with full property rights to the lessor, and the lessor agrees to sell and lease back the equipment to the lessee. The lessee agrees to lease the leased items described in this financial lease contract (hereinafter referred to as the "Contract") from the lessor in the form of sale and leaseback. To this end, both parties voluntarily sign this contract. Once this contract is signed, it will be binding on both parties.

Article 1 Lease Items

The lease items referred to in this contract refer to the equipment listed in the "Lease Item Details" (see Appendix 1 for details) of this contract and its ancillary spare parts, software and all attachments attached to the equipment in the future. Items such as substitutes, parts, additions, repairs and auxiliary equipment.

Article 2 Purchase and delivery of leased property

1. The leased property is purchased by the lessor from the lessee. Both the lessor and the lessee sign this contract and at the same time sign the "Leased Property Sales Contract" for the purchase of the leased property. The name, specification, model, performance, quality, quantity, technical indicators and quality, technical guarantee, after-sales service and maintenance of the leased object, as well as the price, delivery, acceptance time and other transaction conditions are all decided by the lessee, and the lessor has no right to do so. assume no responsibility.

2. The lessor and the lessee sign a "Leasing Property Sales Contract", and the subject matter of the contract is for the leased property under this contract, the lessor shall perform the payment-related obligations stipulated in the contract.

3. Since the leased property is transferred from the lessee to the lessor, and is leased back to the lessee for use by the lessor, unless the lessor and the lessee issue other forms of written delivery documents, there is no actual transfer of possession of the leased property. The method of delivery of the leased property is change of possession.

4. The lessee must provide the lessor with the proof of ownership of the leased property that the lessor deems necessary (including but not limited to the original purchase contract or a copy with the lessee's official seal) and the ownership of the relevant ownership rights without third-party rights. Certificate, original invoice or copy with the lessee's official seal and related documents (including but not limited to certificate of conformity, instruction manual), etc. If the lessee has not yet obtained the ownership of the leased object on the lease commencement date of this contract, the lessee shall ensure that it obtains the complete ownership of the leased object and actual possession of the leased object within [60] days after the lease commencement date of this contract, and promptly transfers the aforementioned Submit the documents and "Certificate of Acceptance of Leased Property" (see Appendix 3 for details) to the lessor.

5. During the performance period of this contract, if there are changes in national policies and the leased property is forced to be eliminated and scrapped, the contract will expire early and the lessee shall pay all payables in accordance with the provisions of this contract.

6. All disputes, claims, arbitrations and lawsuits arising from the leased property shall be handled by the lessee, and all costs and legal consequences shall be borne by the lessee; the lessor shall reasonably assist the lessee in taking timely and adequate remedial measures. If the lessee's negligence or delay results in the loss or restriction of a certain right of claim or the occurrence of some loss, the lessee shall be responsible for the consequences. All expenses incurred due to the leased property itself and its installation, storage, use, etc. may cause personal injury or property loss to the lessee or a third party, or the lessee's violation of relevant regulations such as the administrative department during the use of the leased property. If a penalty is imposed, the lessee shall bear all costs and responsibilities.

Article 3 Lease Price, Down Payment, Handling Fee, Lease Deposit

1. The lease price, down payment, handling fee, and lease deposit are clearly defined in the "Leasing Requirements Table" (see Appendix 2 for details).

2. The lease price refers to the purchase price of the leased property agreed in the contract and other taxes and fees agreed by both parties (excluding the interest calculated based on the lease price and the lease interest rate/annual rate).

3. The down payment and handling fee belong to the lessor, and under no circumstances will the down payment and handling fee be refunded or used to offset the rent or other amounts payable by the lessee. The lessee agrees that if the lessee proposes to suspend, cancel, or terminate this contract before the commencement date of the lease, the down payment and handling fee will not be refunded.

4. The lease deposit is used as a guarantee for the performance of this contract, and no interest will be accrued during the period of retention with the lessor. When the lessee has no overdue or other breach of contract behavior, and when the total amount of all rents and other payables of the lessee is less than the amount of the lease deposit, the lease deposit can be offset against all or part of the amount payable by the lessee, and the excess lease deposit (if any) will be returned to the lessee.

5. If the lessee violates this contract and fails to pay rent in full and on time or perform other payment obligations stipulated in this contract, the lessor has the right to use the lease security deposit as liquidated damages, rent or other payables in whole or in part. At that time, the lessor will issue a "Notice to Top Up the Lease Security Deposit" to the lessee. The "Notice to Top Up the Lease Security Deposit" can be delivered to the lessee by fax or express delivery. The lessee should provide in the "Notice to Top Up the Lease Security Deposit". If the lessee cannot make up the lease security deposit as required, it will be deemed that the lessee unconditionally agrees that the lessor has the right to use the rent or other payments delivered by the lessee in each subsequent period to make up the lease security deposit first. deposit first.

Article 4 Rent and its Payment Agreed

Rent is the amount paid by the lessee to the lessor for leasing the leased property under this contract, including the sum of the financing amount and the interest calculated based on the financing amount and the lease interest rate/rate ("lease interest").

1. During the lease term, the lessee promises to unconditionally pay rent to the lessor in accordance with the "Lease Requirements Schedule" of this contract. The rent payment date is the arrival date. If it falls on a legal holiday, it will be advanced to the last working day before the legal holiday. The tenant has no right to reduce, set off or refuse to pay the rent for any reason. If the lessee delays payment, liquidated damages will be calculated at eight ten thousandths of the overdue rent amount owed every day starting from the due date of the rent payment. Liquidated damages can be deducted first from each payment made by the lessee.

2. The parties agree that after the lease term expires and the lessee pays all rent and other payables in full, in accordance with national tax management regulations, the lessor will issue an invoice for the interest portion of each period and send it to the lessee's mailing address stated on the first page of this contract. If there are any changes, the lessee must notify the lessor in advance in writing. If the lessee has special requirements, it may submit a written application to the lessor to issue an invoice in advance or change the method of invoice issuance, but it must obtain the lessor's written consent before proceeding. The total amount of invoices issued shall not be greater than the accumulated interest and other amounts actually paid by the lessee.

3. If the amount received by the lessor is insufficient to repay all the debts due and payable by the lessee under this contract, the lessor may charge expenses (including but not limited to litigation fees, attorney fees and other expenses, etc., the same below) , all liquidated damages, damages, due unpaid rent, all undue rent, purchase price, and other payables in order, these amounts will be used to offset all the lessee's liability to the lessor under this contract. Debt, the lessee has no objection to the order and method of offset mentioned above.

Article 5 Ownership, possession, use, maintenance and registration of leased property

1. The ownership of the leased property shall be transferred to the lessor from the date of commencement of lease. However, if the lessee has not actually obtained the ownership of the leased property before the date of commencement of lease, the ownership of the leased property shall be automatically transferred to the lessor when the lessee obtains ownership. , the lessee should issue a "Confirmation of Transfer of Ownership of the Leased Property" to the lessor (see the attachment to the "Leased Property Sales Contract" for details).

2. During the validity period of this contract (that is, before the lessee has fulfilled all its obligations under this contract), the ownership of the leased property belongs to the lessor, and the lessor will only transfer the property after the lessee has fulfilled all its obligations under this contract. It transfers ownership. During the lease period, the leased property shall be registered in the name of the lessee (if any), and the leased property shall be registered under the lessee's name so that the lessee can handle the relevant license procedures required for the operation of the leased property, but this does not mean that the lessee is The owner of the leased property, and the actual owner of the leased property is the lessor. Therefore, the lessor may take measures including but not limited to attaching ownership marks to the leased property, installing GPS devices or other monitoring facilities, setting passwords on the leased property, and taking measures including but not limited to locking the leased property when the lessee violates this contract. To supervise the leased property through machines and other means. The lessee may not dispose of the leased items and their attachments by means of transfer, sublease, lending, foreclosure, mortgage, pledge, etc. without the lessor's written consent;Other property rights may be established on the leased property; the leased property may not be used to invest in third parties; the leased property shall not be retained; the leased property shall not be altered, dismantled, disassembled or attachments added; the lessor may not attach any attachments to the leased property. The ownership mark of the leased property shall be altered, removed, disassembled or added; the leased property shall not be moved away from the area specified in the "Lease Requirements List". If the geographical scope of use of the leased property is changed, the reasons shall be explained in advance and the lessor shall obtain written consent.

3. During the validity period of this contract, the leased property shall be occupied and used by the lessee. If any third party claims any rights over the leased property due to the lessee's fault, the lessee shall be responsible for resolving the issue. The ownership rights enjoyed by the lessor shall not be affected by this. The lessee shall maintain possession and control of the leased property, promptly notify the lessor of any situation that damages the lessor's ownership and other rights and interests, and shall be responsible for compensation. If a third party asserts rights over the leased property and makes claims for property preservation or enforcement that may infringe upon the lessor's ownership rights, the undertaking shall the lessee present this contract to state that the leased property is owned by the lessor, try its best to prevent damage, and immediately notify the lessor of the situation.

4. The lessee shall reasonably use, operate, and store the leased property in accordance with the product instructions provided by the manufacturer of the leased property, and ensure that the leased property is in normal condition or in working order to perform its normal performance at all times. The lessee should take measures such as regular maintenance and unscheduled inspections, the standards of which shall not be lower than the relevant regulations or customs of the country or the same industry, bear all necessary costs, and immediately notify the manufacturer's designated maintenance service of any damage or improper operation. Center or lessor; when the leased item fails, only the manufacturer's designated repair service center is allowed to repair the leased item; and the special maintenance service center is provided with conveniences so that it can inspect and repair the leased item within a reasonable time. repair. All actions taken by the lessee shall not damage the leased property, nor hinder or change the original use and function of the leased property. Any replacement, additional or updated parts, devices and services performed on the leased property due to repair, maintenance and maintenance shall automatically become an integral part of the leased property and shall automatically be transferred to the lessor free of charge. The above-mentioned repairs, maintenance and maintenance actions of the lessee will not affect the continuous calculation of the lease period, the lessee's payment obligations and the performance of this contract. The lessor has the right to know the use, damage, maintenance and other conditions of the leased property at any time, and the lessee will provide unconditional cooperation and assistance.

5. The lessee agrees that the lessor shall register the leased property in the Financial Lease Registration and Publicity System of the Credit Information Center of the People's Bank of China. At the same time, the lessee shall cooperate in timely handling of relevant changes and termination registrations when the relevant information of the leased property changes (termination), and the lessee shall cooperate unconditionally.

Article 6 Insurance of leased property

1. During the lease term, the lessee shall insure the loss, damage or loss of the leased property with an insurance company. (For details on the choice of insurance, please refer to the "Lease Requirements Table") All losses caused to the lessor due to the lessee's failure to apply for insurance (including but not limited to unpaid rent, etc.) shall be borne by the lessee. Regardless of whether the lessee has not completed the settlement procedures during the lease period or after the expiration of the lease period, if the lessee has not purchased insurance, the lessor can insure it on its behalf, and the cost shall be borne by the lessee. After the lessor pays the insurance premium on behalf of the lessee and sends a reminder notice to the lessee, if the lessee still fails to pay the insurance premium to the lessor in time, the insurance premium will be deducted from the lessee's security deposit first, and the shortfall will be paid by the lessee subsequently. The rent and other payables shall be deducted first.

2. During the lease period, if the lessee fails to pay the rent in full according to the time stipulated in this contract or the leased property is taken back by the lessor or the court due to the lessee's reasons, the lessee agrees: the lessee authorizes the lessor to act on behalf of the lessee in relation to the lease Negotiate with the insurance agency on property insurance matters to change or terminate the insurance contract, sign the corresponding contract, go through the relevant procedures, receive the insurance refund, and have the right to directly use the insurance refund to offset the rent or other payments that the lessee should pay to the lessor. payment.

3. During the lease period, if an insured accident occurs, the lessee shall immediately (within 24 hours from the time of the accident) notify the lessor and the underwriting insurance company, provide the lessor with an inspection report and relevant information, and work with the lessor to submit the report to the insurance company Claim. If the claim settlement fails due to the lessee's negligence in making an insurance claim, the lessee shall be liable to the lessor for compensation, including but not limited to paying all due and unpaid rent and undue rent, liquidated damages and All other expenses incurred for managing the leased property (if any), etc.

4. When an insurance accident occurs, the insurance claim will be collected by the lessor, and the lessee should hand over all relevant and necessary documents to the lessor so that the lessor can collect it in time. If the lessee has other unfulfilled obligations and fails to cooperate with the insurance agency in handling insurance matters, the lessee agrees that the lessor has the right to exercise claims and other related rights to the insurance agency on behalf of the lessee, including but not limited to the insurance claims being collected by the lessor. . The lessor has the right to use the insurance claim proceeds directly to offset the rent or other payments payable by the lessee to the lessor.

5. If the leased property is lost or damaged beyond the scope of insurance, the lessee shall bear the economic losses caused by it, repair the leased property by itself and continue to perform the contract, pay the rent in full on time or after paying the rent and other payables in advance. Terminate this contract.

6. The lessee shall be responsible for any economic losses caused by the occurrence of insured accidents that affect the lessee's use of the leased property. The process from partial loss of the leased property to its repair and claim, as well as the insurance company's compensation and the amount of compensation, shall not be borne by the lessee. Affects the obligation to pay rent and other payables in full and on time.

7. During the lease period, if the lessee fails to insure and renew the insurance in full and on time, the lessee shall bear the losses and shall not affect the full payment of the rent on time.

8. If the leased property under this contract is uninsured or any insurance fails due to reasons not caused by the lessor, thus causing losses to the lessor, the lessee shall compensate the lessor for all losses suffered thereby.

9. If after the expiration of the lease term, the lessee has not paid all the rent or other payments under this contract and the leased property is not insured, the lessor has the right to continue to insure the leased property in accordance with paragraph 1 of this article.

10. The insurance claim shall be collected by the lessor, and the two parties have made the following agreement on the use of the insurance claim: When the circumstances stipulated in paragraph 2 of Article 7 occur, the insurance claim shall be based on expenses, liquidated damages, damages, and unpaid rent when due. , other payables shall be repaid in order; when the circumstances stipulated in paragraph 3 of Article 7 occur, insurance claims shall be paid according to expenses, liquidated damages, damages, due and unpaid rent, all undue rent, and retained purchase. The above amounts shall be paid in the order of price and other payables. If the insurance claim is sufficient to pay the above-mentioned amount, the remaining portion will be transferred by the lessor to the lessee; if the insurance claim obtained by the lessor is insufficient to repay the above-mentioned expenses and amounts, the lessee is still obligated to pay the shortfall or pay to the lessee. The lessor shall make compensation, including but not limited to the insurance company's refusal or insufficient compensation.

11. The lessor has the right to transfer or pledge insurance rights, and the lessee should provide relevant information to cooperate. Lessee may not transfer or pledge the insurance interest.

Article 7 Damage and loss of leased property

1. During the validity period of the lease, the lessee shall bear the risk of damage and loss of the leased property. Regardless of whether the leased property is partially damaged or completely damaged, the lessee must immediately notify the lessor without any conditions.
2. If the leased property is damaged but does not reach the level of total loss, the lessee should take effective measures in a timely manner to prevent the expansion of the loss and notify the lessor immediately. The lessor can choose one of the following methods, and the lessee will be responsible for handling it and bear all costs. During this processing period, the lessee's rental payment obligations and other obligations under this contract will not be affected in any way:
(1) The lessee must restore, repair or replace the leased property within a reasonable period of time approved by the lessor after notifying the lessor, so that the leased property is in full and normal use.
(2) The replacement items automatically become the property of the lessor and are the leased items under this contract. The lessee has no objection to the ownership of the lessor and is obligated to ensure that the lessor enjoys the rights to the replaced leased items. rights shall not be affected by any third party, nor shall the lessee's obligations under this contract be affected in any way. After replacement, the damaged leased property will automatically be transferred to the lessee in its "current status" and will be disposed of at the lessee's own expense. The lessor does not assume any responsibility or obligation. If replacement items require property rights registration consulting services, the lessee should assist the lessor in doing so.
3.If all or part of the assets in the leased property are completely lost, the remains of the assets shall be disposed of by the lessee at the lessee's own expense. If the lessor suffers losses due to the lessee's failure to perform the above obligations, the lessee shall compensate in full.
4. If all or part of the assets in the leased property are completely damaged or lost, this contract will expire early, and the lessee shall pay all payables (including but not limited to due rent, etc.) in accordance with the provisions of this contract.
5. The total loss mentioned in this contract is divided into actual total loss or constructive total loss. Actual total loss means that the leased property is lost after an accident, or is severely damaged and completely loses its original shape and utility. Constructive total loss means that the leased property has not yet reached a state of complete damage or total loss after an accident, but in fact total loss is inevitable; or the repair or rescue costs required to avoid actual total loss will exceed the actual value. . Under this contract, regardless of whether the leased property suffers constructive total loss or actual total loss, it will be deemed that the damage to the leased property has reached the state of total loss, and the lessee needs to perform in accordance with the provisions of paragraph 4 of Article 7 above in this contract.
6. Any form of compensation or consideration paid for the expropriation or expropriation of leased property by government departments shall first be paid to the lessor to offset the amount mentioned in the preceding paragraph that the lessee shall pay to the lessor, and the difference shall be made up by the lessee; if If the lessee has paid all the amounts mentioned in the preceding paragraph to the lessor, the compensation or consideration shall belong to the lessee.

Article 8 Transfer, change, early termination and rescission of contract

1. The lessee may not assign this contract and its related rights and obligations without obtaining the prior written consent of the lessor. The lessor has the right to transfer all or part of its rights and obligations in this contract without the lessee's approval, and the lessee shall not request to terminate or change this contract on this basis. This Contract shall be binding upon Lessor and Lessee's successors.
2. If the lessee requests changes or early termination of this contract, the lessor has the right to review such request and decide whether to accept it. The lessee may terminate this contract early on a certain rent payment date if all of the following conditions are met:
(1) The lessee has notified the lessor in writing ten days in advance and obtained the lessor's written consent;
(2) No major breach of contract occurs or continues under this contract;
(3) When the lessee settles this contract in advance, it needs to pay the early settlement amount to the lessor in accordance with the following requirements [from Ⅰ+Ⅱ+Ⅲ+Ⅳ)]:
Ⅰ All rent due and unpaid and all other amounts due and unpaid under the terms of this contract;
Ⅱ All undue rent minus undue rent interest if this contract is not terminated early;Ⅲ The purchase price of the product (if any).
Ⅳ The lessee pays the lessor an early cancellation and termination fee equal to 1% of the following total amount: ① all undue amounts payable if the lease is not changed or terminated early; ② the purchase price (if any); ③ the lessor Other reasonable requests made.
The lessee agrees that if the amount received by the lessor is insufficient to repay the early settlement amount payable by the lessee under this contract, the lessor may pay the lessor based on fees, all liquidated damages, damages, unpaid rent due, All undue rent (including the new lease interest on the remaining principal due to the lessee's failure to pay the early settlement amount in full and on time), purchase price, and other payables will be used to offset the lessee's obligations under this contract in sequence. The lessee has no objection to the above-mentioned offset sequence and method for all debts owed to the lessor under the item. No interest will be calculated on any amount paid by the lessee in advance to the lessor while it remains with the lessor.
3. The lessee shall submit a written application to the lessor for early termination of this contract. The specific amount of the early settlement payment and the lessee's payment time shall be subject to the lessor's confirmation. After the lessee pays all the advance payment, the ownership of the leased property is transferred to the lessee and this contract is automatically terminated. Early termination of this contract will not relieve the lessee of any obligations and responsibilities before termination, nor will it affect any payments already collected by the lessor, including but not limited to rent, consulting fees, management fees, etc.
4. If any of the following circumstances occurs, the lessor has the right to request to terminate the contract, take back the leased property, and require the lessee to compensate for the losses [if the leased property is damaged (including lost), it will be all unpaid rent and other payables by the lessee] :
(1) The lessee transfers, mortgages, pledges, invests in shares, or otherwise disposes of the leased property without the written consent of the lessor;
(2) The lessee fails to pay any amount due and payable in full and on time. After the lessor takes reminders (including but not limited to reconciliation letters, reminder letters, lawyer letters, phone recordings, text messages, etc.), the lessee will Failure to pay within five days after the aforementioned behavior occurs;
(3) Other circumstances in which the lessee violates other provisions of this contract, resulting in the failure to achieve the purpose of the contract.

Article 9 Return of leased property after expiry of option or termination

1. On the last ninety days of the lease term of this contract, if the lessee does not breach the contract, It may choose to exercise the right to purchase, renew the lease or return the leased property, but the lessee must notify the lessor in writing of its end-of-term choice sixty days in advance, unless otherwise specified in the "Lease Requirements Schedule" of this contract. If the lessee chooses to retain the purchase, he shall pay the lessor the residual value purchase fee of the leased property, and the relevant transfer fees and other taxes (if any) shall be borne by the lessee; the ownership of the leased property will then be transferred to the lessee. The lessor shall issue a "Confirmation of Ownership Transfer" to the lessee. Since the lessee has been occupying and using the leased property, the lessor does not make any representation or warranty regarding the performance and condition of the leased property at that time. The lessee undertakes not to assert any rights against the lessor in the future. If the lessee chooses to return the leased property, he shall comply with the lessor's request and return the leased property to the lessor's designated location no later than the last day of the lease period at his own expense. If the lessee fails to notify the lessee at least ten days in advance of the end of the period or chooses to return the leased property but fails to return it on time, the lease period will be automatically extended month by month. During the extension period, the lessee will continue to pay the lessor the rent specified in the lease term of this contract. .
2. If the lease expires and the lessee has not purchased the leased property and paid the residual value, or the contract is terminated due to other reasons before the lease expires, the lessee shall return the leased property to the location designated by the lessor at its own expense, and the leased property must be returned to the location designated by the lessor. In good condition and operating condition.
If the leased property is recovered and disposed of by the lessor, the lessee agrees:
(1) Before taking back the leased property, the lessor should notify the lessee in advance in writing. However, if the lessor takes back the leased property due to the lessee's breach of contract, the lessor does not need to notify the lessee in advance;
(2) The lessor and its authorized person have the right to enter the premises where the leased property is located to recover the leased property, and the lessee shall provide assistance;
(3) The lessee compensates the lessor for the expenses incurred by the lessor in dismantling, packaging, transporting, storing, auctioning or selling the leased property during the process of recovering and disposing of the leased property;
(4) The lessor and the lessee agree that when the lessee's breach of contract leads to the termination of the contract, the leased object will be depreciated according to the following proportion: the value of the recovered leased object shall be based on the purchase price of the leased object (the price of the leased object shall be the purchase price of the leased object , the same below) is calculated by multiplying the value ratio applicable in the year when the leased object is actually recovered. In the first year from the date of actual renting of this contract (if it is less than half a year, it will be counted as half a year, the applicable value ratio is 75%, and if it is more than half a year, the applicable value ratio is 75%. If it is less than one year, it will be counted as one year), the applicable value proportion is 50%, and the applicable value proportion for each subsequent year is reduced to half of the previous year (for example, the applicable value proportion is 25% in the second year, and 25% in the third year. is 12.5%, and so on). For the avoidance of doubt, both parties hereby confirm that this calculation method shall not be used as a calculation method or reference basis for the final residual value of the leased property. The lessee agrees not to raise any objection to the manner and results of the lessor's disposal of the leased items. If the amount obtained by the lessor from disposing of the leased object after deducting the expenses incurred for the disposal is lower than the value of the recovered leased object determined according to the foregoing calculation method, the lessee shall continue to fully compensate the lessor for the difference; If the value of the recovered leased property determined according to the foregoing calculation method is exceeded, the lessee agrees to give up the excess rights and interests. The above depreciation provision serves as the standard for determining the residual value of the leased property recognized by both parties. The two parties do not need to request an appraisal agency for evaluation. The above standard also serves as the basis for judicial determination of one party's losses or gains, and neither party shall have any objection.

Article 10 Representations and Warranties

The lessee recognizes that the authenticity, accuracy and completeness of the following statements are the basis for the establishment and existence of this contract. Any untrue or false statements may constitute serious consequences of breach of contract or violation of law.
We hereby represent and warrant that:
1. The lessee is a natural person with full capacity for civil conduct or a legal entity legally established and existing in accordance with the laws of the People's Republic of China, and has the right to sign and perform this contract.
2. The signatory and recipient of this contract have obtained the corresponding authorization from the lessee; the lessee and
The signing of this contract by its legal representative does not violate any laws, regulations, rules, the lessee's articles of association or internal systems, etc., and has obtained valid authorization and permission from its shareholders' meeting or board of directors or the authority with the authority to approve it.
3. This Contract constitutes a valid obligation of the Lessee, is legally binding upon it and is enforceable in accordance with its terms.

4. The lessee's principal place of business or residence will remain unchanged. If there is any change, the lessor must be notified in writing for the record. If the lessee is a commercial entity, the lessee shall not change its operating organizational form (including any merger, merger, re-establishment or similar reorganization) without prior written notice to the lessor.
5. All documents, information, signatures and seals such as financial statements provided by the lessee are true, valid, complete, accurate and without any concealment.
6. The lessee and its legal representative bear legal responsibility for the authenticity, accuracy and completeness of the foregoing statements.
7. During the validity period of this contract, without the written consent of the lessor, the lessee shall not assume any debt for any third party that is sufficient to affect the lessee's ability to repay rent and other payables under this contract, or provide any debt that is sufficient to affect the lessee's repayment of rent and other payables under this contract. A guarantee of rent or other payment ability, or a mortgage, pledge or other guarantee using the lessee's assets and equity that is sufficient to affect its ability to repay rent or other payables under this contract.
8. There has been no litigation, arbitration or legal action against the lessee or any of its assets or its income in any court, arbitration committee or government department that may have a serious and material adverse impact on the lessee's business, assets or financial condition. proceedings, and there are no material lawsuits, arbitrations or proceedings that potentially threaten the Lessee or any of its assets or its income.
9. When carrying out matters such as the introduction, installation, use and storage of leased property, the lessee shall bear its own responsibilities, taxes and fees, handle registration, update, inspection and other procedures in accordance with Chinese laws and the requirements of the lessor, and obtain Relevant approvals, etc., the project of leasing property investment has obtained the approval and consent of the relevant competent authorities.
10. If there are facts proving that the lessee's representations and warranties under this contract are untrue, the lessor may directly deduct 10% of the total lease security deposit as liquidated damages paid by the lessee to the lessor, and the lessor shall have the right to take the eleventh step One or more of the remedies specified in paragraph 2 of Article 2.
11. Both parties to this contract are obliged to keep confidential all relevant documents and materials related to the leasing matters in this contract. The lessee's confidentiality obligations include but are not limited to not disclosing the lessor's leasing plan and other business secrets to third parties.
12. The lessee agrees that the lessor shall submit all relevant documents and information on matters related to this contract to the basic financial credit information database established by the Credit Reference Center of the People's Bank of China or the movable asset financing unified registration system (i.e., "Zhongdeng.com") or the Ministry of Commerce. National Financial Leasing Enterprise Management Information System (hereinafter collectively referred to as the "Financial Leasing Registration System"), the aforementioned "all relevant documents and information on matters related to this contract" include but are not limited to: lessee identity information, main investor information, Senior management information, related enterprise information, financial data, business types/forms (depending on the lessor's internal classification standards), specific types of debts in this contract in the five-level classification (depending on the lessor's internal classification standards), and debt amounts /Data and contents such as balance, arrears and other agreement performance data, guarantee information, default information, asset disposal information and special transaction business information. When the lessee defaults, the lessee agrees that the lessor has the right to notify banks, financial leasing companies and other institutions of the lessee's overdue default records, and the lessee shall be responsible for any resulting liability consequences.
13 . The lessee hereby confirms that the lessor has the full right to decide on the selection of the credit reporting system and information database, the scope and content of the reported information, and at the same time, the lessee hereby authorizes the lessor to have the right to use the financial credit information basis of the People's Bank of China Submit and query any information and data of the lessee in the database, Zhongdeng.com or the National Financial Leasing Enterprise Management Information System of the Ministry of Commerce.
14 . The lessor's query results for any information and data of the lessee in the financial credit information basic database of the People's Bank of China, Zhongdeng.com or the National Financial Leasing Enterprise Management Information System of the Ministry of Commerce shall only be used for business operation needs under this contract. It shall not be used for other purposes. The authorization period shall be from the effective date of this contract to the date when all obligations of the lessee under this contract are fulfilled. The lessee has no objection to this, and there is no need for the lessor to notify the lessee or obtain the lessee's authorization. other authorization documents.
15 . If the lessee believes that there are errors or omissions in the information provided by the lessor, the lessee has the right to raise objections with the credit reporting agency or the lessor and request corrections.
16. When the lessor needs to know the lessee's operating conditions, it must notify the lessee in advance. The lessee agrees to provide the lessor with its balance sheet, profit and profit distribution statement, cash flow statement or other information reasonably requested by the lessor on a regular basis or at any time as required by the lessor.
17. For the lessor to inspect the leased property regularly or irregularly at the lessee's production and operation place, the lessee shall not refuse for any reason and shall provide necessary documents, information, operating data, etc. as required by the lessor.
18 . Changes in the lessee's name, address, legal representative, etc. will not affect the execution of this contract, but the lessee shall notify the lessor of the change in writing within five days after the change occurs. Otherwise, the lessee shall be deemed to have breached the contract, and the lessor shall have The party shall have the right to take the remedies specified in paragraph 2 of Article 11 of this contract.

Article 11 Breach of Contract and Remedies
1. If one of the following circumstances occurs to the lessee during the validity period of this contract, it shall constitute a fundamental breach of contract by the lessee under this contract, and the lessor shall have the right to take the relief measures in paragraph 2 of this article:
(1) The lessee fails to pay any dues and payables on time and in full or has been late in paying rent and other payables for more than two times (inclusive).
(2) The "Lease Property Sales Contract" is terminated, confirmed to be invalid or revoked, and both parties fail to re-enter the "Lease Property Sales Contract".
(3) Any representation or warranty made to the lessor is false or misleading.
(4) Any breach of contract under any other agreement between the lessee and the lessor or an affiliate of the lessor.
(5) The lessee fails to comply with or perform its commitments, agreements or guarantees, and the situation has not been corrected for seven days after the lessor notified the lessee in writing.
(6) The projects invested in the leased property violate national laws or policies, or the projects invested in the leased property have not obtained relevant administrative approval procedures or documents.
(7) The lessee sells, transfers, abandons and/or sets up any security rights on the leased property without authorization, and conducts other actions that infringe or affect the lessor's ownership of the leased property.
(8) The lessee fails to occupy and use the leased property as stipulated in this contract, or repairs and maintains the leased property in violation of the contract.
(9) The lessee or guarantor is unable to pay off any debts due, regardless of whether the creditor is the lessor. The lessee or guarantor's events include but are not limited to: ① major asset investment, external guarantee, closure, suspension of business, suspension of business, suspension of production, merger , separation, reorganization, deterioration of operations, involvement of major legal disputes affecting the rights and interests of the lessor, any other party filing lawsuits, arbitrations or other claims against the lessee, investment errors, illegal operations, bankruptcy, transfer of its substantive assets or non-performance Debts with any other creditors and other circumstances that affect the lessor's rights and interests; ② The lessor reasonably believes that the economic status of the lessee or guarantor has materially deteriorated, including bank credit reports showing that bank loans due have not been repaid; ③ There are major adjustments to the lessee's production plan, sales plan, etc., which are enough to affect normal production and may affect the lessee's ability to perform this contract; ④ Government
When the policy adjustment is sufficient to affect the lessee's production and may affect the lessee's ability to perform this contract; the lessee shall promptly notify the lessor in writing in advance, and the lessor has the right to require the lessee to take necessary measures to the lessor's satisfaction; ⑤ Lease term The leased property or the land within its occupation range (if applicable) is expropriated by a government department or the lessor is deprived of its ownership of the leased property because the leased property is compulsorily purchased by a government department or its ownership is expropriated by a government department.
(10) The lessee or guarantor files an application for bankruptcy on its own or is applied for reorganization, and the bankruptcy procedure has been started and is continuing.
(11) Regarding breach of contract or non-performance under the guarantee contract obtained by the lessor in connection with this contract.
(12) The lessee fails to meet the lessor's requirements in Article 12, paragraph 2.
(13) The leased property is stolen, lost, seriously damaged or used for other purposes; the ownership mark attached to the leased property is altered, removed, dismantled or added.
(14) Other lessors believe that the lessee may or will be unable to repay the lessor, including but not limited to rent, liquidated damages, etc.
2. When one of the circumstances mentioned in paragraph 1 of this article occurs to the lessee during the validity period of this contract, the lessor has the right to take one or more of the following relief measures:
(1) Immediately notify the lessee to terminate the contract, recover and dispose of the leased property, and require the lessee to compensate for losses. The lessee shall cooperate unconditionally.
(2) The lessee is required to pay all due and undue rents and liquidated damages under this contract (all the aforementioned due and undue rents are used as the calculation basis for liquidated damages, calculated at 80,000 per day to until the date when all amounts are paid in full) and other payables.
(3) Recover from the lessee the expenses incurred in performing or protecting the lessor's rights under this contract.
(4) Regardless of any of the above measures taken by the lessor, the lessee's lease security deposit will be fully converted into the amount of compensation for the lessee's fundamental breach of contract as compensation to the lessor.
(5) The right to require the lessee to provide additional guarantees to satisfy the lessor.
(6) Take other remedies permitted by law.
(7) When the lessee occurs one of the circumstances listed in items 3 to 14 of paragraph 1 of this article during the validity period of this contract, the lessor may also require the lessee to pay 5% of the lease price as liquidated damages.
3. If the lessor takes back the leased property due to the lessee's breach of contract in order to ensure the safety of the leased property, the lessor has the right to expedite the expiration of the contract, and the lessee shall pay all due rent, undue rent, liquidated damages, retention fee and other property rights to the lessor. If the lessor returns the leased property after paying other relevant expenses; or the lessor has the right to dispose of the leased property, the lessee shall pay all payable rent, liquidated damages and the difference in losses after the lessor disposes of the leased property.
4. If the lessor proposes to terminate the contract due to the lessee's breach of contract and takes back the leased property, the lessee shall bear all the storage and other expenses incurred before the leased property is recovered, and the lessor shall not be responsible.
5. The lessee continues to occupy the leased property after receiving the lessor's notice requiring the return of the leased property.
If the lessee continues to occupy and use the leased property, the lessee shall pay to the lessor an occupancy fee that is twice the daily rent (monthly rent/30 days) applicable before the return is required.

Article 12 Guarantee
1. The lessee shall provide a guarantee method satisfactory to the lessor for its payment obligations and other obligations of rent and other payments under the terms of this contract (see the "Lease Requirements Table" for details of the guarantee method).
2. If the creditworthiness of the lessee or guarantor declines, the value of the collateral decreases, or other events occur that cause the lessor to reasonably protect its rights, the lessor may require the lessee to provide other guarantees as a supplement to the above guarantees, and the lessee shall immediately and unconditionally satisfy such requirements. Wait for the request.
3. The lessor may authorize the lessee to mortgage the leased property under this contract to the lessor, and the lessee shall be responsible for handling the mortgage registration procedures.

Article 13 Taxes and Fees Bearing and Adjustment
1. "Tax" includes any tax or other administrative authority currently or hereafter collecting, withholding, auditing,
Tax burdens, charges of various natures and the resulting interest and penalties.
2. All other expenses other than the purchase price of the leased property stipulated in the "Leasehold Property Sales Contract", including but not limited to all other costs arising from changes in national policies, laws and regulations, adjustments to various taxes and fees, etc. shall be borne by The lessee shall be responsible unless otherwise agreed by both parties.
3. During the term of this contract, due to changes in my country's laws and regulations or changes in my country's government's relevant taxes, tax items, tax rates and other factors, changes in transactions based on this contract will impose additional taxes and other expenses on the lessor (including However, this is not limited to the relevant taxes and fees levied by management agencies at all levels on the owners of the leased property and any new taxes levied by the state or local governments thereafter). Such taxes and fees shall be borne by the lessee. If the lessor advances or pays the above taxes and fees in advance, the lessee agrees that the lessor will first deduct them from the rent subsequently paid by the lessee, and the lessee will make up the difference in a timely manner. If the tax rate is reduced, the reduced additional taxes will be owned by the lessor.

Article 14 Force Majeure
The lessor is not responsible for any losses caused to the lessee due to force majeure events, and the lessee shall not refuse to pay rent on this basis. Force majeure events include but are not limited to war, labor disputes, strikes, earthquakes, fires, floods, demonstrations, riots, government restrictions, etc.

Article 15 Completeness of contract, change of lease, irrevocability and severability
1. This contract and its attachments constitute the complete contract between the lessor and the lessee regarding the financial leasing of the leased property. If this contract needs to be revised, it shall be done through a written document signed by both parties. The parties agree that copies made and signed by electronic means or other reliable means (such as photocopies, images or faxes) are equally valid as the originals.
2. The lease terms under this contract are irrevocable or non-terminable, except as otherwise provided in this contract.
3. If any provision of this contract is invalid under law, that provision shall be deemed not to be included in this contract, and the other provisions of this contract shall remain valid. To the extent that the lessee is required to fully comply and perform, all lessee's obligations under this contract will continue to be effective after the expiration or termination of this contract. The attachments to this contract are an integral part of this contract and have the same legal effect as the main text of this contract.

Article 16 Others
1. The lessee agrees that the lessor has the right to transfer the creditor's rights of the receivables that the lessee shall pay to the lessor under this contract to relevant financial institutions. After the transfer, the relevant financial institutions will replace the lessor as the legal legal representative of the creditors' rights of the above receivables. The holder and lessee have corresponding debts to relevant financial institutions. When this contract is signed and comes into effect, the lessee shall be deemed to have received the relevant notices of the foregoing contents. During the performance of the contract, if the above-mentioned related behaviors occur, the lessee agrees that the lessor will not provide further notice. The lessee agrees that due to the lessor's further financing needs, the lessor has the right to transfer all its rights and obligations under this contract to a third party, and confirm with the lessee the transfer of the lease under this contract based on the entrustment of the third party. The relationship changes to a sublease relationship between the lessor and the lessee through a sale and leaseback between the lessor and a third party. The lessee confirms that the transfer of the above-mentioned rights and obligations and the change of the lease relationship do not require further notice or the consent of the lessee, and the above-mentioned transfers and changes do not affect the substantive rights and obligations of the lessee under this contract. Therefore, the lessee further confirms that the above-mentioned rights and obligations After the transfer, the third party is the owner of the leased object; after the lease relationship is changed, the lessor and the lessee, as the lessor and lessee respectively under the sublease relationship, shall still enjoy their respective rights and interests in accordance with the conditions and terms of this contract. Fulfill all obligations.
2. The lessor has the right to pledge all or part of the lessor's rights under this contract to a third party, or mortgage the leased property to a third party. The above pledge or mortgage by the lessor shall not affect the lessor's rights under this contract. and obligations. The lessee hereby confirms that the lessor' s pledge or mortgage does not require the lessee's written consent, and once the aforementioned behavior occurs, the lessor only needs to immediately notify the lessee in writing. At that time, the lessee shall waive the need to obtain further written consent from the lessee. It has the right to counter the lessor's exercise of the above rights and cooperates with the lessor's exercise of the above rights.
3. This contract is the true expression of the consensus of both parties. Both the lessor and the lessee have carefully read all the terms of this contract (including attachments). Both parties have a consistent understanding of the meaning of each term of this contract. Both parties have taken reasonable measures to exempt or limit the contract. Its responsibilities and clauses that increase the liability of the other party are brought to the attention of the other party, and the relevant clauses are fully explained in accordance with the requirements of the other party. They are not standard clauses of one party. Both parties have no objection to their understanding of all the terms of this contract, and are fully aware of and fully understand the corresponding legal consequences that may result from each term of this contract.
4. Unless otherwise agreed in this contract, the lessor and the lessee shall be construed as their respective successors and assigns as permitted by the transaction documents.

Article 17 Notice and Delivery Terms
1. Both parties to the contract jointly confirm that: all notices under this contract, including but not limited to all litigation (including arbitration) documents in the litigation/arbitration process arising from disputes, shall be in writing and shall be sent to the other party in this contract by hand-delivered letter. The mailing addresses stated on the home page of this contract shall be sent to the mailing addresses of the lessor and the lessee on the home page of this contract, both of which are confirmed to be valid delivery addresses. Both parties should truthfully provide the exact delivery address and ensure that the above delivery address is accurate and valid. If delivery cannot be made, they will bear corresponding legal liability. If any party refuses to provide its own address for service, the natural person shall use the place of residence or habitual residence in his/her household registration as the address for service; the legal person or other organization shall use the place of residence in its industrial and commercial registration or other legally registered or filed place of residence as the address for service. address.
2. The applicable scope of the above-mentioned service addresses of both parties includes the service of various notices (including but not limited to statements, collection notices, notification letters, lawyer's letters, etc.), agreements and other documents when the parties are not in litigation, as well as the service of relevant documents and legal documents when disputes arise over the contract. , including the first instance, second instance, retrial and enforcement procedures after the dispute enters arbitration and civil litigation procedures. When the court receiving the lawsuit mails the summons, judgment, ruling and other judicial documents to the service address, it is deemed to have been effectively served.
3. When the delivery address of the lessor and the lessee needs to be changed, the lessor and the lessee shall fulfill the obligation to notify each other and notify the other party by sending a written notification letter by mail within five days from the date of change. If no written notification is given, the aforementioned address shall still be used. Valid delivery address. In arbitration and civil litigation procedures, if the parties' correspondence addresses change, they must fulfill the obligation to serve notice of the change of address to the arbitration institution and the court. If the lessor or the lessee fails to perform the notification obligation in the aforementioned manner, the delivery address confirmed by both parties on the homepage of this contract will still be regarded as the valid delivery address, because the delivery address provided or confirmed by the party is inaccurate or refuses to provide the delivery address. , after the service address is changed, the other party and the court are not notified in a timely manner according to the procedures, and the party himself or the party's authorized agent or the designated recipient refuses to sign for it, etc., resulting in the failure of the legal document to be actually received by the party. The date of return shall be deemed as the date of delivery; if it is delivered directly, the date on which the deliverer records the information on the delivery receipt shall be deemed as the date of delivery; if the obligation to notify the change of delivery address is fulfilled, the changed address shall be deemed as the date of delivery. The delivery address is a valid delivery address. For the above-mentioned parties who have clearly agreed on the service address in the contract, the court can directly deliver the document by mail when making service. Even if the party fails to receive the document served by mail from the court, due to its agreement in the contract, it should still be deemed to have been delivered. Da.
4. After a contract dispute enters arbitration or civil litigation procedures, if the party responds and submits a confirmation of service address directly to the arbitration institution or court, and if the confirmation address is inconsistent with the service address confirmed before the lawsuit, the party must submit a confirmation to the arbitration institution or court. The service address shall prevail (the service method and legal consequences of service specified in paragraph 2 of this article shall apply to this service address).
5. If a lawsuit occurs due to a contract dispute, during the course of the lawsuit, if the service addresses and contact information (including landline numbers, mobile phone numbers, fax numbers, email addresses, etc.) of both parties change, or the agency is canceled midway or a new agent is appointed, If the service address needs to be changed, the People's Court will be notified in writing to confirm the new service address. Otherwise, the People's Court may use the above-mentioned address as the service address.
6. Both parties agree to use the email address specified in the contract as the electronic delivery address for various litigation documents.

Article 18 Title, Applicable Law and Dispute Resolution
1. The headings included in this contract are for convenience only and do not affect the meaning or semantics of any terms.
2. This contract shall be governed by the laws of the People's Republic of China. Any disputes related to this contract shall be resolved through active negotiation between the two parties. If the negotiation fails, both parties may file a lawsuit with the people's court with jurisdiction over the place where the lessor is domiciled. Relevant expenses incurred due to litigation (including but not limited to case acceptance fees, travel expenses, reasonable attorney fees, announcement fees, preservation fees, litigation property preservation liability insurance premiums, etc.) shall be borne by the losing party.
3. During the dispute resolution period, both parties shall continue to implement the terms of this contract.

Article 19 Effectiveness of this contract
This contract is jointly drawn up by both parties, the lessor and the lessee, after consensus, and becomes effective upon the signature of the legal representatives (or authorized representatives) of both parties or the seals of both parties. This contract is in one copy.

Article 20 Special Term

Both the lessor and the lessee have carefully read including but not limited to the "Financial Lease Contract" and its attachments, especially the contract rent clauses, liquidated damages clauses, lease property disposal clauses, early settlement clauses, residual value loss determination clauses, delivery and notices The terms, dispute resolution clauses and other bolded and underlined parts indicate that the lessor has detailed the main terms of the contract and the lessee has fully understood and agreed to all terms of the "Financial Lease Contract" and signed this contract.

(The following is the signature part, no text)

Lessor: [Signature Office of Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.]

Lessee: [Signature Office of Sunrise (Guizhou) New Energy Materials Co., Ltd.]

Attachment 1: Detailed list of leased items

Lease item details list

serial number	Rental property name	model	Serial number (Frame number/ serial number)	invoice number	....	Lease price (unit: yuan)
1	Desulfurization equipment	/		For details, please see the attachment list of the rental property	1	10,408,825.38
2	box furnace 280KA automatic clamping power supply car	/	/ /	For details, please see the attachment list of the rental property	3	4,591,174.62
total						15,000,000.00

List of rental accessories

project it belongs to	The product name and serial number of the host machine		part	Specifications and models	identify Number	Billing unit	number (single	Bit	one Agreement amount (unit: yuan)	invoice number
1 Desulfurization equipment	Graphitization furnace flue gas Desulfurization system		1. Flue gas system	/	/	Botou Jingyou Environmental Protection Technology Co., Ltd	//		/	03270774, 03270775, 03270776, 03270777, 03270778, 03270779, 03270780, 03270781, 03270782, 03270783, 03270784, 03270785, 03270786, 03270787, 03270788, 03270789, 03270790, 03270791, 03270792, 03270793, 03270794, 03270795, 03270796, 03270797, 03270798, 03270799, 03270800, 03270801, 03270802, 03270803, 03270804
			Spray cooling device	304	/		2	sets	44,648.75	
			Desulfurization entrance flue	Q235 1800*1200*2000	/		2	sets	24,900.26	
			Flue anticorrosion	glass flakes	/		2	sets	15,455.34	
			2. Absorption tower system 1	/	/		//		-	
			Absorption tower (supported, flat Taiwan, strengthen)	Q235 ÿ=3600 H=26m 16mm-10mm	/		1	unit	708,369.57	
			Absorption tower anti-corrosion	glass flakes	/		1	set	313,399.87	
			Spray device	ÿ=3600	/		4	sets	223,243.74	
			nozzle	fiberglass Material: SiC	/		48		12,364.27	
			Slurry discharge pump	Volute type	/		2	units	41,214.23	
			circulation pump	Q=25ÿ/h H=40m			4	units	121,925.43	
			Disturbance pump	Horizontal centrifugal pump Q=200m³/h H=25m	/ /		2 2	units units	48,941.90 42,931.49	
			Oxidation fan	Horizontal centrifugal pump Q=150m³/h H=20m	/					
				Horizontal centrifugal pump Q=10m³/min						
			Tube bundle mist eliminator	P=58.8kpa ÿ=3600	/		1	set	81,569.83	
			Mist eliminator flushing device	Material:pp	/		1	set	12,879.45	
			Disturbance device	Material: pp ÿ=3600	/		1	set	55,381.62	
			Aeration device	fiberglass ÿ=3600	/		1	set	55,381.62	
			turbulence device	fiberglass ÿ=3600	/		1	set	108,187.35	

	2205		
Pipelines and valves	Rubber lined anti-corrosion	/	1 set 38,638.34
2. Absorption tower system 2	/	/	// -
Absorption tower (supported, flat	Q235	/	1 unit 708,369.57
Taiwan, strengthen)	ÿ=3600 H=26m	/	1 set 313,399.87
Absorption tower anti-corrosion	16mm-10mm		4 sets 223,243.74
Spray device	glass flakes	/	48 12,364.27
nozzle	ÿ=3600	/	
	fiberglass		2 units 41,214.23
Slurry discharge pump	Material: SiC	/	4 units 121,925.43
	Volute type		
circulation pump	Q=25ÿ/h	/	2 units 48,941.90
	H=40m		
Disturbance pump		/	
	Horizontal centrifugal pump		2 units 42,931.49
Oxidation fan	Q=200m³/h	/	1 set 81,569.83
	H=25m		
Tube bundle mist eliminator		/	1 set 12,879.45
	Horizontal centrifugal pump		
Mist eliminator flushing device			1 set 55,381.62
	Q=150m³/h	/	
Disturbance device			1 set 55,381.62
	H=20m	/	
Aeration device	Horizontal centrifugal pump	/	1 set 108,187.35
Turbulence Device	Q=10m³/min		1 set 38,638.34
Pipelines and valves	P=58.8kpa	/	// -
	ÿ=3600	/	1 unit 167,432.81
3. Slurry preparation system			
	Material: pp	/	1 unit 6,869.04
Lime silo			
	Material: pp	/	1 unit 686.90
Bag dust collector on warehouse roof			
	ÿ=3600	/	1 unit 4,722.46
Slide valve	fiberglass	/	1 unit 10,732.87
Feeding valve			
screw conveyor	ÿ=3600	/	1 14,167.39
digester	fiberglass	/	1 14,167.39
Emulsification tank	ÿ=3600	/	2 units 33,486.56
	2205		
slurry pump		/	
	Rubber lined anti-corrosion		2 units 18,031.23
Slurry mixer		/	
	50m³		
	Q235	/	
	MC-24		
	300*300		
	300*300		
	DN300		
	ÿ2*2m		
	ÿ2*2m		
	Q=25ÿ/h		
	H=40m		
	Horizontal centrifugal pump		
	Anticorrosion		

4. By-product processing system system Cyclone Station	/ Processing capacity: 20m³/h	/ /	// 1 unit 21,036.43
Belt filter	Discharge concentration: 40% Filtration area 3ÿ	/ /	1 unit 184,605.40 1 unit 18,889.86
Vacuum pump Gas-liquid separator	22kw	/	1 3,863.83
	pp		-
5. Process water system	/	/	1 23,612.32
Process water tank	Q235	/	
Process water pump	2.5*2.5*4m Q=25ÿ/h	/	2 units 16,313.97 2 units 28,334.78
Defogger flushing water pump 6. Wastewater pool system	H=25m Horizontal centrifugal pump Q=30ÿ/h	/ /	// 1 seat-
Wastewater pond waste pool mixer	H=60m Horizontal centrifugal pump /	/ / /	1 unit 14,167.39 4 units 32,627.93
	/		// -
waste water pump	380V	/	1 set 141,673.91
7. Electrical Distribution Cabinet	Blade and shaft material: steel lined with rubber Q=25ÿ/h	/ /	1 set 368,352.18 1 set 150,260.21
Low voltage electrical components Power cable	H=25m Horizontal centrifugal pump /	/ / /	1 set 47,224.64 1 set 21,895.06 1 set 10,303.56
Control Cable	GGD	/	1 set 29,622.73
bridge		/	-
Threading pipe	National standard		1 set 217,576.79
local operation box	National standard galvanized	/	2 sets 8,586.30
8. Instrument and control system system	galvanized	/	2 sets 13,738.08
Desulfurization PLC system			
Material level meter		/	1 set 6,010.41
	Paddle type		
Desulfurization tower liquid level transmission Device	Pressure type DN480 0-10m	/	1 set 6,010.41
	Two-wire system 24VDC, 4~20mA output,	/	
Process water tank level change	local display		
transmitter Emulsification tank liquid level transmission device	investment pressure type 0-3m Two-wire system 24 VDC, 4~20mA output		
	0-3m Two-wire system 24 VDC, 4~20mA output		

			Differential pressure transmitter	Intelligent 0-3000Pa, medium flue gas, 2 Wire system, 4-20MA	/	2 sets	13,738.08	
			Temperature Transmitter	Intelligent type, Pt100	/	6 sets	5,151.78	
			Desulfurization pH meter	Two-wire 24VDC, 4~20mA output, local display	/	2 sets	15,455.34	
			Desulfurization density meter	DN80 pressure type 0-1.5 Two-wire system 24VDC, 4~20mA output, local display	/	2 sets	20,607.11	
			pressure gauge	Moistureproof, dustproof and shockproof Disk size: ÿ 150mm 0-1.0MPa	/	1 set	6,869.04	
			Industrial computer	/	/	1 unit	5,151.78	
			9. Fan system	/	/ //			
			Induced draft fan	Q=100000m³/hP=4000Pa Material: 304 Motor: 200kw Includes inlet and outlet air regulating valves and soft connections	/	2 units	291,934.13	
			Induced draft fan electronic control	Frequency Control	/	2 sets	164,856.92	
			Induced draft fan cable	/	/	2 sets	82,428.46	
			1. Body parts	/	/ //	/		12772484, 12772485,
2		Desulfurization wet power system	case	carbon steel	/	1 set	588,161.40	12772486, 12772487,
			Shell anti-corrosion	glass flakes	/	1 set	236,123.19	12772488, 12772489,
			Wet electricity platform	Q235	/	1 set	38,638.34	12772490, 12772491,
					//		21,465.74	12772492, 12772493,
			Wet electric ladder	Q235	/	//	-	12772494, 12772495,
			2. Anode system	/	/			12772496, 12772497,
			Anode support beam	square tube	/	1 set	21,465.74	12772498, 12772499,
				The inscribed circle of the anode tube is 360, 6m long, 2mm thick, FRP	/	196 Root	336,582.87	12772500, 12772501,
			Anode upper sealing plate	FRP	/	1 set	5,151.78	12772502, 12772503,
			Anode lower sealing plate	FRP	/	1 set	5,151.78	12772504, 12772505,
			3. Cathode system	/	/		-	12772506, 12772507,
			cathode beam	/	/	1 set	27,476.15	12772508, 12772509,
			cathodic trabeculae	2205	/	1 set	31,339.99	12772510, 12768001,
			lead sheet	/	/	1 set	5,151.78	12768002, 12768003,
			lead wire	/	/	1 set	5,151.78	12768004, 12768005,
			cathode hanging	/	/	4 sets	15,455.34	12768006, 03270657,
			cathode wire	2205	/	196 Root	20,194.97	03270658, 03270659,
			cathode holder	fiberglass	/	1 set	18,889.86	03270660, 03270661,
			Cathode wire weight	/	/	196	13,463.31	03270662, 03270663,
			4. Flushing water system	/	/	//	-	03270664, 03270665,
			Wet electric flushing water pump	Q=60m³/h	/	2 units	20,607.11	03270666, 03270667,
								03270668, 03270669,
								03270670, 03270671,
								03270672, 03270673,
								03270674, 03270675,

				H=60m				03270676, 03270677, 03270678, 03270679, 03270680, 03270681, 03270682, 03270683, 03270684, 03270685, 03270686, 03270687, 03270688, 03270689, 03270690, 03270691, 03270692, 03270693, 03270694, 03270695, 03270696, 03270697, 03270698, 03270699, 03270700, 03270701, 03270702, 03270703, 03270704, 03270705, 03270706, 03270707, 03270708, 03270709, 03270710, 03270711, 03270712, 03270713, 03270714, 03270715, 03270716, 03270717, 03270718, 03270719, 03270720, 03270721, 03270722, 03270723, 03270724, 03270725, 03270726
			Wet electric flushing water pump valve Door	Q235	/	2 sets	5,151.78	
			Wet electric flushing water pump pipe road	Q235	/	1 set	10,303.56	
			Flush internal lines	fiberglass	/	1 set	39,496.97	
			Flush nozzle	pp	/	19	3,365.83 each 6	
			5. High-voltage control system	/	/		-	
			transformer	80KV/1200mA	/	1 unit	55,810.94	
			High voltage isolation switch cabinet	80KV/1200mA	/	1 unit	47,224.64	
			High-voltage control cabinet	80KV/1200mA	/	1 set	50,229.84	
			Damping resistor	/	/	1 set	1,717.26	
			6. Lead insulation box	/	/	//	-	
			insulator	y450/y260*500	/	1 set	1,717.26	
			Gland/ball sleeve	Steel/lead enameled/Q235	/	1 set	1,717.26	
			Lead insulator insulation box	/	/	1 set	10,732.87	
			Electric heaters	1KW/item	/	1 piece	1,717.26	
			temperature sensor	PT100(WZPK2)	/	1 set	429.31	
			7. Wireless insulation box	/	/	//	-	
			insulator	y450/y260*500	/	3 sets	5,151.78	
			Gland/ball sleeve	Steel/lead enameled/Q235	/	3 sets	5,151.78	
			Lead insulator insulation box	/	/	3 sets	31,339.99	
			Electric heaters	1KW/item	/	3 sets	5,151.78	
			temperature sensor	PT100(WZPK2)	/	3 sets	1,287.94 //	
			8. Low voltage control system	/	/	-	1 set	
			Electrical cabinet	GGD	/	133,087.62	1 set	
			Control System	Shared with desulfurization system	/	72,983.53	1 set	
			Power cable	National standard	/	47,224.64	1 set	
			Control Cable	National standard	/	21,465.74	1 set	
			bridge	galvanized	/	7,727.67		
			Threading pipe	galvanized	/	1 set	3,434.52	
			local operation box	/	/	1 set	4,190.11	
			9. Direct exhaust chimney	/	/	//	-	
			chimney	Q235	/	1 set	133,087.62	
			Chimney anti-corrosion	glass flakes	/	1 set	98,742.42	
					/			
3		indoor plumbing	/	Q235	/	93t	415,233.36	
4		Graphitization furnace cover	/	/	/	35t	180,312.25	
			1# induced draft fan imported cigarette road	1500*28m 6mm	/	1 set	82,771.91	
5		Desulfurization tower import and export flue	2# induced draft fan imported cigarette road	1500*36m 6mm	/	1 set	99,171.74	

			Induced draft fan outlet flue	2000*1500mm 8mm	/		1 set	162,710.34	
			Exit smoke from 1# desulfurization tower road	1500*36m 6mm	/		1 set	200,318.33	
			Smoke from the outlet of 2# desulfurization tower road	1500*50m 6mm	/		1 set	291,762.40	
			Desulfurization tower export summary flue	2200*50m 8mm	/		1 set	408,278.46	
			1# expansion joint	DN1500 expansion 80mm	/		4 sets	37,779.71	
			1# expansion joint	DN1000 expansion 70mm	/		8 sets	41,214.23	
6		Anti-corrosion glass flakes	Exit smoke from 1# desulfurization tower Road anticorrosion	glass flakes	/		204 Flat	50,796.54	
			Smoke from the outlet of 2# desulfurization tower Road anti-corrosion	glass flakes	/		282 Flat	70,218.74	
			Desulfurization tower export summary Flue anticorrosion	glass flakes	/		414 Flat	103,087.09	
7	Box furnace 280KA from Dynamic clamping delivery electric car		/	280KA	SD-A-101	Xiangtan Huaxia Special Variation Pressure Co., Ltd.	1 set	1,530,391.54	01196579
					SD-A-103		1 set	1,530,391.54	
					SD-A-104		1 set	1,530,391.54	
total								15,000,000.00	

All components, accessories, spare parts, software and services of the above-mentioned leased items are completely consistent with all components, accessories, spare parts, software and services listed in the equipment technical specifications.

Attachment 2: List of Lease Requirements

term of lease	Starting date term of lease	The lease start date in the Lease Requirements Table is the day when the lessor first pays the transfer price of the leased property according to the "Lease Property Sales Contract" No. ZYD-202309-03756-001-MM (in the amount recorded on the bank acceptance bill issued by the lessor). The payment date recorded on the ticket date or the lessor's wire transfer payment voucher shall prevail (see the "Rent Commencement Notice" for details) (see Appendix 4 for details).
		24 months
Lease rent and related payments	Lease price (equipment price)	(uppercase) RMB one thousand five hundred thousand yuan (lowercase: 15,000,000.00)
	Pay in advance	(uppercase) RMB zero yuan (lowercase: 0.00)
	handling fee	(uppercase) RMB zero yuan (lowercase: 0.00)
	Financing amount (lease price - down payment)	(uppercase) RMB one thousand five hundred thousand yuan (lowercase: 15,000,000.00)
	Lease deposit	(uppercase) RMB zero yuan (lowercase: 0.00)
	Lease rate/annual rate Calculation	The interest rate/annual rate during the lease period is determined according to the second method as follows: 1. Annual interest rate: / %. When the adjusted loan market quotation rate (LPR) issued by the National Interbank Funding Center is encountered in December of each year, the lease annual interest rate of the contract will be the adjusted LPR interest rate issued by the National Interbank Funding Center. From the beginning of the next repayment period, it is calculated and automatically adjusted according to the following formula: [(The National Interbank Funding Center adjusts the LPR interest rate for similar loans for the same period published by the National Interbank Funding Center (the applicable 1-year loan LPR interest rate for leases with a lease term of less than 5 years) ÷ Contract Signing The LPR for similar loans issued by the National Interbank Lending Center for the same period at that time (the lease term and applicable interest rate refer to the above standards)]×the annual interest rate of the contract; the lessee agrees and promises to calculate and pay the rent based on the adjusted lease rate 2.6.43 %, the annual rate remains unchanged during the lease term 3. / %, the annual fee remains unchanged during the finance lease term. 4.Others
Payment progress	The down payment, rental deposit, and handling fees must be paid at the latest before the rental start date of this contract (including the same day). Please refer to Appendix 5 "Rent Payment" for details of the amount of rent payable in each period and the time of rent payment. "Pay the table".	
payment method	Unless the lessor changes other payment accounts with written notice, the lessee shall pay the amount payable including but not limited to the down payment, lease deposit, rent for each period, etc. to the following designated Account: Account name: Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd., account bank: Xiamen Jimei Branch of Fujian Straits Bank Co., Ltd., account number: 100055607160010001.	
Insurance options	The lessee purchases relevant insurance according to the types of insurance specified by the lessor : ÿ all property risks; ÿ comprehensive insurance for construction machinery and equipment; ÿ public liability insurance; ÿ compulsory liability insurance for motor vehicle traffic accidents; ÿ motor vehicle loss insurance; ÿ third party Liability insurance; ÿOthers/ ; The lessee shall select and purchase relevant insurance by himself.	
Expiration options	RMB in uppercase: one hundred yuan (lowercase ÿ100.00) residual value purchase fee ÿ lease renewal ÿ return of leased property	
designated land use of the leased property	Within China (except Hong Kong, Macao and Taiwan)	
Guarantee method for the	ÿ / Set up mortgage guarantee; ÿ Zhuhai (Zibo) Investment Co., Ltd., Guizhou Sunrise Technology Co., Ltd., and Hu Haiping (330106196710170432) provide joint liability guarantee (if the above option is not selected, it must be slanted The line is crossed out, and the specific guarantee method shall be subject to the guarantee and mortgage contract separately signed by the parties).	

Lessor: [Signature Office of Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.]

Lessee: [Signature Office of Sunrise (Guizhou) New Energy Materials Co., Ltd.]

Attachment 3: Proof of receipt of leased property

Proof of receipt of leased property

To: Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.

According to the "Financial Lease Contract" No. ZYD-202309-03756-001-RZ and the "Lease Purchase and Sale Contract" No. ZYD-202309-03756-001-MM signed by our company and your company , the lessee hereby certifies

Express and guarantee:

1. The lessee has received all the leased items delivered by your company in accordance with the requirements of the "Details of Leased Items" in the "Financial Lease Contract".

2. The above-mentioned leased property complies with the various requirements for the leased property in the above-mentioned "Financial Lease Contract" and "Leased Property Sales Contract", is in good quality and passes the acceptance inspection.

Lessee: [Signature Office of Sunrise (Guizhou) New Energy Materials Co., Ltd.]

Attachment 4: Rent Start Notice (Format)

Rent start notice

To: (lessee):

According to the number signed between us and your organization, "Financial Lease Contract", we now notify your organization that the year, month and day is the lease start date.

The lea~~se period is calculated as mont~~hs from the month on which the lease starts. The amount of rent payable in each period is as follows:

Lease period	Rent payment date	Amount of rent payable (RMB: Yuan)
Issue 01	year month day	
Issue 02	year month day	
Issue 03	year month day	
Issue 04	year month day	
Issue 05	year month day	
Issue 06	year month day	
Issue 07	year month day	
Issue 08	year month day	
Issue 09	year month day	
Issue 10	year month day	
Issue 11	year month day	
Issue 12	year month day	
Issue 13	year month day	
Issue 14	year month day	
Issue 15	year month day	
Issue 16	year month day	
Issue 17	year month day	
Issue 18	year month day	
Issue 19	year month day	
Issue 20	year month day	
total		

Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.

Lease period	rent payment month	Amount of rent payable (RMB: Yuan)
Issue 01	1st month after rental start date	667,719.00
Issue 02	2nd month after rental start date	667,719.00
Issue 03	3rd month after rental start date	667,719.00
Issue 04	The 4th month after the rental start date	667,719.00
Issue 05	The 5th month after the rental start date	667,719.00
Issue 06	The 6th month after the rental start date	667,719.00
Issue 07	The 7th month after the rental start date	667,719.00
Issue 08	The 8th month after the rental start date	667,719.00
Issue 09	The 9th month after the rental start date	667,719.00
Issue 10	The 10th month after the rental start date	667,719.00
Issue 11	The 11th month after the rental start date	667,719.00
Issue 12	The 12th month after the rental start date	667,719.00
Issue 13	13th month after lease commencement date	667,719.00
Issue 14	The 14th month after the rental start date	667,719.00
Issue 15	The 15th month after the rental start date	667,719.00
Issue 16	The 16th month after the rental start date	667,719.00
Issue 17	The 17th month after the rental start date	667,719.00
Issue 18	The 18th month after the lease commencement date	667,719.00
Issue 19	19th month after lease commencement date	667,719.00
Issue 20	The 20th month after the rental start date	667,719.00
Issue 21	The 21st month after the rental start date	667,719.00
Issue 22	The 22nd month after the rental start date	667,719.00
Issue 23	The 23rd month after the lease commencement date	667,719.00
Issue 24	The 24th month after the lease commencement date	667,719.00
total		The total amount is 16,025,256.00 yuan, of which the total interest is 1,025,256.00 yuan, the value-added tax amount corresponding to the total interest is 58,033.35 yuan

After the actual rent start date is determined, the lessor will issue a "Rent Start Notice" to the lessee stating the rent amount and payment date of each period. The lessee confirms to sign the notice and unconditionally abides by the "Rent Start Notice".

Pay the rent on time and in full according to the provisions of the "Rent Commencement Notice"; if the lessee fails to sign or sign the "Rent Commencement Notice", it will not affect the lessee's obligation to pay rent in accordance with the "Rent Commencement Notice". ÿ

If it is inconsistent with the "Rent Payment Schedule", the "Rent Commencement Notice" shall prevail.

Lessor: [Signature Office of Xiamen Guomao Chuangcheng Financial Leasing Co., Ltd.]

Lessee: [Signature Office of Sunrise (Guizhou) New Energy Materials Co., Ltd.]